Exhibit 10.21

GENTEK INC.

December 31, 2008

Robert D. Novo
2 Kingsbrook Court
Mendham, NJ 07945

Dear Rob,

As discussed, this letter agreement (the “Letter Agreement”) shall entitle you to the same rights to severance that a Severance Participant (as defined in the Gentek Inc. Key Employee Retention Plan (the “KERP”)) was entitled to receive under Section 4.01 of the KERP prior to its recent termination, subject to the following conditions and the conditions set forth in the KERP and the terms set forth in the KERP:

  You agree that you may not terminate your employment with Gentek Inc. (the “Company”) for Good Reason (as defined in the KERP) later than the date two (2) years following the occurrence of the particular action that constitutes Good Reason. The two (2) year limitation shall be in addition to any other limitation on your right to terminate your employment for Good Reason under the KERP;

  You agree that as a condition to your receipt of any severance pursuant to this Letter Agreement, you will need to enter into a Non-Solicitation, Non-Compete, Non-Disclosure and Non-Disparagement Agreement with the Company and its affiliates and an additional release of claims agreement referenced in the KERP, in each case, within forty-five (45) days following your Termination Date (as defined in the KERP);

  You agree that in the event you become entitled to severance payments under the Gentek Inc. Executive Severance Plan (“Plan”), any payments you may be entitled to receive under Plan shall be reduced by the amount of any payments you receive pursuant to this Letter Agreement;

  You agree that your “severance multiplier” for purposes of Section 4.01(a) of the KERP shall be 1.5;

  You agree that you shall not be entitled to any severance under Section 4.01 of the KERP if you terminate employment due to Disability (as defined in the KERP) or death; and

  You agree that this Letter Agreement shall supersede any prior letter agreement you have entered into with the Company regarding your right to severance, except for your right to severance under the Plan.

Please sign below acknowledging your agreement with the foregoing and please do not hesitate to call me with any questions.

Sincerely,

/s/ William E. Redmond, Jr.
William E. Redmond, Jr.

Acceptance:

/s/ Robert D. Novo
Robert D. Novo